Exhibit 10.96
BEARINGPOINT, INC.
RESTRICTED STOCK UNIT AGREEMENT
     THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated September 19, 2006 (the “Grant Date”), evidences an award of restricted stock units made by BearingPoint, Inc., a Delaware corporation (the “Company”), to Judy Ethell (the “Executive”), each of which represents the right to receive on settlement cash or one (1) share of common stock, $0.01 par value of the Company (the “Common Stock”).
     WHEREAS, the Executive will be the Executive Vice President — Finance and Chief Accounting Officer of the Company, and her services will be of vital importance to the business success of the Company; and
     WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to grant the Executive the restricted stock units, as provided in this Agreement, as a material inducement for the Executive to join the Company and to contribute to its business success.
     NOW, THEREFORE, the Company makes an award of restricted stock units to the Executive, subject to the following terms and conditions:
     1. Grant of Restricted Stock Units.
               a. On September 19, 2006 (the “Grant Date”), the Executive shall acquire, subject to the provisions of this Agreement, 292,000 restricted stock units (the “Restricted Stock Units”), subject to adjustment as provided in Section 8. Each Restricted Stock Unit consists of a bookkeeping entry representing the right to receive on a date determined in accordance with this Agreement either (i) one share of Common Stock or (ii) cash equal to the Fair Market Value of one share of Common Stock.
               b. The Executive is not required to make any monetary payment (other than applicable tax withholding, if any, and payment of the par value of the Common Stock, if required by law) as a condition to receiving cash or shares of Common Stock issued upon settlement of the Restricted Stock Units. The consideration for the Restricted Stock Units shall be future services to be rendered to the Company or for its benefit.
     2. Vesting of Restricted Stock Units.
               a. Except as provided in Sections 2(b), 4 and 7(a), the Restricted Stock Units shall become 100% vested and nonforfeitable (i) on each date (the “Vesting Date”) set forth below, provided the Executive remains continuously employed through the Vesting Date:

Vesting Date	Number of Restricted Stock Units
Grant Date	204,400
July 1, 2007	29,200
July 1, 2008	29,200
July 1, 2009	29,200
or (ii) notwithstanding clause (i), on the death or Disability of the Executive. “Disability” shall mean the inability of the Executive to perform substantially her duties and responsibilities for a continuous period of at least six months, as determined solely by the Compensation Committee of the Board of Directors of the Company (the “Committee”).
               b. Notwithstanding the provisions of Section 2(a), vesting of the Restricted Stock Units that is scheduled to occur on July 1 in each of the years 2007 — 2009 shall be subject to the achievement of the following goals:
i. all of the Company’s SEC filings (beginning with the Company’s 2005 Form 10-K) being filed on a timely basis as of such Vesting Date or the Executive having exerted her reasonable best efforts to have the Company’s SEC filings materially complete as of such date, and
ii. the Executive having exerted her reasonable best efforts to move the Company forward on a path to becoming a “world class financial organization.” For these purposes, a “world class financial organization” shall mean an organization that satisfies the criteria mutually established by the Executive and the Chief Executive Officer of the Company.
     3. Termination of Employment. In the event that the Executive’s employment terminates for any reason or no reason, with or without “Cause”, the Executive shall forfeit and the Company shall automatically reacquire all Restricted Stock Units which are not, as of time of such termination, vested, and the Executive shall not be entitled to any payment or other consideration therefore, provided, however, that on the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the portion of the Restricted Stock Units that is scheduled to vest on the next anniversary of the Grant Date shall vest on the date of the Executive’s termination. “Good Reason” shall have the meaning set forth in the employment letter entered into by the Executive and the Company as of June 22, 2005 (the “Employment Letter”).
     4. Termination of Restricted Stock Units and Forfeiture of Restricted Stock Units Gain.
               a. If the Executive:
                    i. breaches any covenant concerning confidentiality or intellectual property or concerning noncompetition or nonsolicitation of clients, prospective clients or personnel of the Company and its Affiliates to which the Executive is or may become a party in the future;

                    ii. fails (A) to complete on a timely basis all current and future training relating to the Company’s policies and procedures, including financial reporting and timekeeping training, (B) to consistently follow all Company policies and procedures and to confirm that the employees the Executive supervises are following such Company policies and procedures, (C) to meet such cash collection goals, if any, as are established for the Executive by the Company from time to time or (D) to participate in the Company’s variable compensation program; or
                    iii. is terminated for “Cause;”
then, in addition to and without in any way limiting any remedies under any of the covenants described above in this Section 4(a) or otherwise:
                         (A) any unvested Restricted Stock Units and any vested Restricted Stock Units that have not settled as provided in Section 5(a) shall be forfeited automatically on the date the Executive commits such breach as is specified in clause (i), fails to act as specified in clause (ii) or is terminated for “Cause;” and
                         (B) in the event of a breach described in Section 4(a)(i), the Executive shall pay the Company, within five business days of receipt by the Executive of a written demand therefor, an amount in cash equal to the aggregate of (i) cash received in settlement of Restricted Stock Units and (ii) the amount determined by multiplying the number of shares of Common Stock issued in settlement of Restricted Stock Units prior to the date the Executive breaches such covenant (without reduction for any shares of Common Stock delivered by the Executive or withheld by the Company pursuant to Section 6(c)) by the Fair Market Value of a share of Common Stock on the date the shares of Common Stock were issued to the Executive; and
                         (C) in the event of a breach described in Section 4(a)(ii) or if the Executive is terminated for Cause other than for a breach referenced in Section 4(a)(i), the Executive shall pay the Company, within five business days of receipt by the Executive of a written demand therefor, an amount in cash equal to 50% of the aggregate of (i) cash received in settlement of Restricted Stock Units and (ii) the amount determined by multiplying the number of shares of Common Stock issued in settlement of Restricted Stock Units prior to the date of the breach described in Section 4(a)(ii) or the date the Executive is terminated for Cause other than for a breach referenced in Section 4(a)(i) (without reduction for any shares of Common Stock delivered by the Executive or withheld by the Company pursuant to Section 6(c)) by the Fair Market Value of a share of Common Stock on the date the shares of Common Stock were issued to the Executive; and
                         (D) the Executive shall pay any damages in excess of the amounts paid to the Company under clauses (B) or (C) above.
               b. The Executive agrees that by executing this Agreement, the Executive authorizes the Company and its Affiliates to deduct any amount or amounts owed by the Executive pursuant to Section 4(a) from any amounts payable by the Company or any Affiliate to the Executive, including, without limitation, any amount payable to the Executive as salary, wages, vacation pay or bonus. This right of setoff shall not be an exclusive remedy, and the Company’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Executive shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Executive or any other remedy.
          c. “Cause” shall mean the occurrence, failure to cause the occurrence or failure to cure after the occurrence (when a cure is permitted), as the case may be, of any of the following circumstances after the Executive’s receipt of written notification from the General Counsel which includes a detailed description of the claimed circumstance: (i) the Executive’s embezzlement, misappropriation of corporate funds, or the Executive’s material acts of dishonesty; (ii) the Executive’s commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendre to any felony or misdemeanor involving moral turpitude; (iii) the Executive’s engagement, without a reasonable belief that her action was in the best interests of the Company, in any activity that could harm the business or reputation of the Company in a material manner; (iv) the Executive’s willful failure to adhere to the Company’s material corporate codes, policies or procedures that have been communicated to her; (v) the Executive’s material breach of any provision of the managing director agreement entered into by the Executive and the Company effective July 1, 2005 (the “Managing Director Agreement”) or the Employment Letter; or (vi) the Executive’s violation of any statutory or common law duty or obligation to the Company, including, without limitation, the duty of loyalty, provided, however, that in the case of subsections (iii), (iv), (v) and (vi), the Company shall provide the Executive with the opportunity to cure any Cause event during the 15-day period after her receipt of written notice describing the Cause event, provided, however, that a Cause event shall be considered to be cured only if all adverse consequences of the Cause event have been fully remedied.
     5. Settlement of the Restricted Stock Units.
          a. Issuance of Shares of Common Stock or Cash. Subject to the provisions of Sections 5(c) - (e), the Company shall issue to the Executive (i) cash, (ii) the number of shares of Common Stock that is equal to the number of vested Restricted Stock Units after any adjustments under Section 8 or (iii) a combination of cash or shares of Common Stock, provided, however, that it shall be in the Company’s sole discretion whether the issuance shall be in the form specified in clause (i), (ii) or (iii) and provided further that any Restricted Stock Units that vest as a result of the death or Disability of the Executive shall be settled in full on the next Vesting Date that occurs after the death or Disability of the Executive. Notwithstanding the foregoing, the Executive may defer payment of any vested Restricted Stock Units, provided any such election to defer and deferral agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, at the request of the Executive, the Company shall amend this Agreement to the extent necessary for the deferral to comply with Code Section 409 A. If the Company elects to pay the Executive in cash, the payment shall equal the Fair Market Value of the number of shares of Common Stock on the Settlement Date, as defined below, that is equal to the number of vested Restricted Stock Units after any adjustments under Section 8. For purposes of this Agreement, “Fair Market Value” shall mean the last sale price of a share of Common Stock as reported on the New York Common Stock Exchange on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported; provided, however. that if the Common Stock is not traded on the New York Common Stock Exchange, Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.
          b. Settlement Schedule. Except for any deferred amounts, and subject to any restriction on transfer pursuant to Sections 5(c)-(e), the Restricted Stock Units shall be settled as provided in Section 5(a), and any Common Stock that is issued at settlement may be sold, in accordance with the following schedule (the “Settlement Schedule).

Settlement of RSUs
and Permissible
Sale Dates	Number of RSUs
Grant Date	131,400
July 1, 2007	43,800
July 1, 2008	29,200
July 1, 2009	29,200
July 1, 2010	29,200
July 1, 2011	29,200
          c. Restrictions on Grant of the Restricted Stock Units and Issuance of Shares. The grant of the Restricted Stock Units and issuance of shares of Common Stock upon settlement of the Restricted Stock Units shall be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Restricted Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Restricted Stock Units, the Company may require the Executive to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
          d. Restrictions upon Certain Terminations of Employment. If the Executive terminates her employment, other than for Good Reason or on account of death or Disability, then (i) the Company shall not issue to the Executive any additional shares of Common Stock underlying outstanding vested Restricted Stock Units pursuant to Section 5(a) of this Agreement until July 1, 2015, at which time any outstanding vested Restricted Stock Units shall be settled as provided in Section 5 (a), and (ii) the Executive shall not sell, assign, alienate, pledge, attach or otherwise transfer or encumber any shares of Common Stock previously issued to the Executive pursuant to Section 5(a) until July 1, 2015.

          e. Restrictions on Sale of Shares. Until July 1, 2015, the Executive shall not transfer any shares of Common Stock received upon the settlement of Restricted Stock Units pursuant to Section 5(a) except (i) in sales, redemptions or other transactions, underwritten public offerings or share repurchases, in each case as approved in writing by the Company either specifically or by general policy, or (ii) to estate and/or tax planning vehicles, family members and charitable organizations that become bound hereby by express agreement, in each case as approved in writing by the Company (which approval may be subject to such other conditions, including the requirement that any transferee become bound by any other agreement, as the Company may, in its sole discretion, require). The Company shall use its reasonable efforts to facilitate the sales, redemptions or other transactions, underwritten public offerings or share repurchases referred to in clause (i) of the preceding sentence, at the Company’s expense, promptly after each settlement of the Restricted Stock Units. The Executive agrees that, in the Company’s sole discretion, and until July 1, 2015, all of his or her shares of Common Stock shall either (i) bear legends that reflect the restrictions imposed by this Section 5 or (ii) be held in custody by a custodian designated by the Company.
          f. Registration of Shares. Shares issued in settlement of the Restricted Stock Units shall be registered in the name of the Executive, or, if applicable, in the names of the heirs of the Executive. Such shares may be issued either in certificated or book entry form. In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.
          g. Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Restricted Stock Units.
          h. Dividend Equivalents. As of each dividend payment date for each cash dividend on the Common Stock, the Company shall award the Executive additional restricted stock units, which shall be subject to the same terms and conditions as the Restricted Stock Units granted pursuant to this Agreement. The number of additional restricted stock units to be granted shall equal: (i) the product of (x) the per-share cash dividend payable with respect to each share of Common Stock on that date, multiplied by (y) the total number of Restricted Stock Units which have not been paid or forfeited as of the record date for such dividend, divided by (ii) the Fair Market Value of one share of Common Stock on the payment date of such dividend. The number of additional Restricted Stock Units to be granted if the dividend is paid in the form of Common Stock shall be determined in accordance with Section 8 of this Agreement.

     6. Withholding Taxes.
          a. In General. Unless Section 6(b) or 6(c) applies, the Executive shall pay to the Company, or make provision satisfactory to the Company for payment of, any federal, state, local or foreign taxes required by law to be withheld with respect to the issuance of shares of Common Stock in settlement thereof, no later than the date on which such withholding is required under applicable law. The Company shall have no obligation to deliver shares of Common Stock until the tax withholding obligations of the Company have been satisfied by the Executive.
          b. Payment in Cash. The Company shall withhold from any payment under Section 5 the amount of any federal, state, local or foreign taxes required by law to be withheld with respect to the settlement of the Restricted Stock Units in cash.
          c. Payment in Shares. The Executive may satisfy all or any portion of the Company’s tax withholding obligations by requesting the Company to withhold a number of whole shares of Common Stock otherwise deliverable to the Executive in settlement of the Restricted Stock Units having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates. Any adverse consequences to the Executive resulting from the procedure permitted under this Section 6(c), including, without limitation, tax consequences, shall be the sole responsibility of the Executive.
     7. Change in Control.
          a. In addition to the provisions of the Special Termination Agreement entered into by the Executive and the Company effective July 1, 2005, in the event of a Change in Control, as defined in Section 7(b), of the Company, the Restricted Stock Units shall become 100% vested and nonforfeitable effective as of the date of the Change in Control. The Restricted Stock Units shall be settled in accordance with Section 4 on the date of the Change in Control to the extent that the Restricted Stock Units are neither assumed nor continued in connection with the Change in Control.
          b. For purposes of this Agreement, “Change in Control” means:
          (A) a sale or transfer of all or substantially all of the assets of the Company on a consolidated basis in any transaction or series of related transactions;
          (B) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganization will own in the aggregate immediately following the merger, consolidation or reorganization the Company’s outstanding equity (on a fully diluted basis) either (i) having the ordinary voting power to elect a majority of the members of the Company’s board of directors to be elected by the holders of Common Stock and any other class which votes together with the Common Stock as a single class or (ii) representing at least 50% of the equity value of the Company as reasonably determined by the Committee;
          (C) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the holders of the Company’s equity, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by any individual, entity or group (a “Person”) other than the Board, including any “person” within the meaning of Section 13(d) of the Exchange Act, for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board; or
          (D) any Person acquires beneficial ownership of 30% or more of the outstanding equity of the Company generally entitled to vote on the election of directors.
     8. Adjustments for Changes in Capital Structure. In the event of any Common Stock split, reverse Common Stock split, Common Stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Restricted Stock Units shall be appropriately adjusted by the Committee. If any adjustment would result in a fractional share being subject to the Restricted Stock Units, the Company shall pay the Executive, in connection with the first vesting of the Restricted Stock Units occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such share (rounded to the nearest hundredth) by (ii) the Fair Market Value on the vesting date. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
     9. Rights as a Shareholder. The Executive shall have no rights as a stockholder with respect to any shares which may be issued in settlement of the Restricted Stock Units until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Sections 5(h) and 8.
     10. No Employment Rights. The Executive understands and acknowledges that, except as otherwise provided in the Employment Letter or the Managing Director Agreement, as the case may be, the Executive’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Executive any right to continue in the employment of the

Company or interfere in any way with any right of the Company to terminate the Executive’s employment at any time.
     11. Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Executive shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in the possession of the Executive in order to carry out the provisions of this Section.
     12. Nontransferability of Restricted Stock Units. Prior to the issuance of shares of Common Stock on the Settlement Date, neither this Agreement nor any of the Restricted Stock Units subject to this Agreement shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Executive or the Executive’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Agreement shall be exercisable during the Executive’s lifetime only by the Executive or the Executive’s guardian or legal representative.
     13. Amendment. The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant, except to the extent such amendment is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable law. No amendment or addition to this Agreement shall be effective unless in writing.
     14. Administration of this Agreement. All questions of interpretation concerning this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in this Agreement.
     15. Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Executive and the Executive’s heirs, executors, administrators, successors and assigns.
     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, other than the conflict of laws principles thereof.
     17. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

     18. Employment Letter. In the event of a conflict between the provisions of this Agreement and the provisions of the Employment Letter, this Agreement shall control as to the number of Restricted Stock Units granted, the date of the grant, the vesting schedule, and the settlement schedule, but the Employment Letter shall control as to all other terms.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be exercised by its duly authorized officer effective as of the Grant Date.

BEARINGPOINT, INC.

Harry L. You
Chief Executive Officer

Acknowledgement, Acceptance and Agreement:
By signing below and returning this Restricted Stock Unit Agreement to Lauren C. Lutz, General Counsel and Secretary, BearingPoint, Inc., I hereby acknowledge receipt of the Agreement, accept the RSUs granted to me, and agree to be bound by the terms and conditions of the Agreement.

/s/ Judy Ethell Signature	10/3/06 Date

Judy Ethell Print Name